Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Laboratories Inc:
We consent to the incorporation by reference in this registration statement on Form S-8 of Northfield Laboratories Inc. (a company in the development stage) of our report dated August 14, 2008, with respect to the balance sheets of Northfield Laboratories Inc. as of May 31, 2008 and 2007, and the related statements of earnings, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended May 31, 2008, and for the cumulative period from June 19, 1985 (inception) through May 31, 2008, incorporated herein by reference.
Our report dated August 14, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient capital resources to fund its continuing operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Chicago, Illinois
February 13, 2009